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WILSON ANNOUNCES RETIREMENT; HERMAN TO LEAD CNA SPECIALTY
CHICAGO, December 21, 2012 - CNA Financial Corporation (NYSE: CNA) today announced the retirement of Peter Wilson, President and Chief Operating Officer of CNA Specialty, a $2.9 billion business unit focused on professional and management liability, financial and other specialized insurance products and services. Wilson's retirement is effective December 31, 2012. Succeeding Wilson is Mark Herman, 54, who has built and led multiple successful insurance businesses over more than 25 years.
As a leader in CNA's specialty business since 1992, Wilson was instrumental in developing market-leading positions in a broad range of professional and management liability markets. In 2011 and 2012, CNA was named the best U.S. Specialty Insurer by U.K.-based Intelligent Insurer magazine.
“Pete Wilson led some of CNA's most successful businesses. Throughout his career, he brought to CNA a sharp focus on the customer, distinctive products and services, and strong producer relationships. This legacy will continue to serve us well. We thank him for his many contributions,” said Thomas F. Motamed, Chairman and Chief Executive Officer.
“We have concluded that the leadership of CNA Specialty is a Chicago-based position,” said Motamed. “After much discussion, Pete, who has deep roots in the East, decided to retire and pursue other East Coast-based opportunities.”
Mark Herman has served in leadership roles at Chubb & Son, ACE and Ariel Holdings. Most recently, Herman served as Chief Executive Officer at Everest National Insurance Company. Herman will join CNA, effective January 1, 2013, working out of CNA's corporate headquarters in Chicago. He and his family will be actively seeking a home in the Chicago area.
About CNA
Serving businesses and professionals since 1897, CNA is the country's seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. "CNA" is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the "CNA" service mark in connection with insurance underwriting and claims activities.
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